Exhibit 99.1

Berkshire Hills Reports 20% Increase in First Quarter Core EPS Dividend Announced

Pittsfield, MA — April 29, 2013 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) reported first quarter core earnings per share totaling $0.54 in 2013, which was a 20% increase over 2012 first quarter core EPS of $0.45.  First quarter core earnings reached a record $13.5 million, which was a 43% increase over prior year first quarter results.  Berkshire has entered its fourth year of consecutive quarterly core earnings growth due to ongoing business expansion and improved profitability.  Per share results include the impact of shares issued for bank acquisitions in 2012.

First quarter GAAP earnings in both years included the impact of net non-core charges related primarily to merger and integration expenses which were generally within the range of the Company’s expectations.  These net charges totaled $0.12 and $0.17 per share after-tax in first quarter 2013 and 2012, respectively.  Including these non-core items, first quarter GAAP net income was $0.42 and $0.28 per share in 2013 and 2012, respectively.

FIRST QUARTER FINANCIAL HIGHLIGHTS

•                  20% increase in core earnings per share, compared to first quarter of 2012

•                  39% increase in net revenue, compared to first quarter of 2012

•                  12% annualized increase in commercial business loans during quarter

•                  10% annualized increase in average deposit balances over prior quarter

•                  3.73% net interest margin, increased from 3.67% in the prior quarter

•                  57% efficiency ratio, improved from 60% in the prior quarter

•                  0.56% non-performing assets/total assets

•                  0.23% annualized net loan charge-offs/average loans

Berkshire Chairman and CEO Michael Daly stated, “We achieved our bottom line objective in the first quarter, with a 20% increase in core earnings per share compared to the same period in 2012.  This follows the 29% full year increase we achieved in 2012 for core EPS.  We are generating business in our new markets by leveraging our brand and culture with increasingly sophisticated products and technologies.  During the first quarter, we also completed the integration of our Beacon Syracuse operations.  We are improving our efficiency, and achieved a 7% annualized increase in core earnings compared to the most recent quarter.”

Mr. Daly continued, “We remain focused on commercial lending, driven by 12% annualized growth in commercial business loans in the most recent quarter. During this quarter, we also announced the recruitment of an experienced Eastern Massachusetts commercial banking team, as well as the recruitment of an experienced Syracuse commercial  leader.  Our mortgage and consumer lending revenue is benefiting from our 2012 expansion in Eastern Massachusetts and now in Central New York.  We continue to pursue our growth targets for the year based on our multiple initiatives.”

DIVIDEND DECLARED

The Board of Directors voted to declare a cash dividend of $0.18 per share to shareholders of record at the close of business on May 16, 2013, payable on May 30, 2013. This dividend equates to a 2.9% annualized yield based on the $24.59 average closing price of Berkshire’s common stock in the first quarter of 2013.

FINANCIAL CONDITION

Berkshire managed its balance sheet in the first quarter to build targeted business volumes while repositioning assets acquired through bank acquisitions in 2012 and benefiting the loan yield.  Targeted fixed rate mortgages were replaced with shorter duration securities that support the asset sensitive balance sheet profile in the event of future higher interest rates.  Measures of asset quality, liquidity, and capital remained favorable.

Total commercial loans benefited from 12% annualized growth in commercial business loans during the first quarter.  Berkshire is building business loan volume in its markets while it targets relationships with middle market customers who require a full range of products and services provided by a responsive local banking partner.  Total originations of commercial loan commitments were up 23% from the prior quarter and 48% from the prior year first quarter.  Collections of acquired impaired and other targeted commercial credit balances were approximately $19 million, or 4% of total commercial loans on an annualized basis, as the Company continues to make progress with integrating and optimizing acquired bank portfolios to contribute to its balanced portfolio growth objectives.  In the most recent quarter, Berkshire expanded its commercial lending program, including an experienced new team in Eastern Massachusetts, a new commercial leader in its recently acquired Syracuse market, and team additions in the Hartford/Springfield region.  These teams are expected to contribute to increased commercial originations in these regional markets where Berkshire increased its presence in 2012.

Asset quality metrics remained favorable in the most recent quarter.  Quarter-end non-performing assets were 0.56% of total assets.  Net loan charge-offs measured 0.23% of average loans, which was the lowest level in the last five quarters.   Accruing delinquent loans declined slightly to 1.08% of total loans during the quarter.  The loan loss allowance increased slightly to 0.86% of total loans during this period.  For loans from business activities (excluding acquired loans), net charge-offs averaged 0.26% and the related allowance measured 1.22% of these loans.

Ongoing deposit acquisition resulted in 10% annualized growth in total average deposits, including 10% annualized growth in average transaction balances.  Outstanding balances were affected by seasonal factors at the start and end of the period.  Berkshire promotes lower cost transaction accounts as a focus of relationship based business development for retail and business accounts.

Stockholders’ equity increased based on retained earnings.  Tangible book value per share increased at a 6% annualized rate to $15.87, while the ratio of tangible equity/assets improved to 8.1% from 7.8% during the quarter.  Total book value per share increased to $26.68 and total equity/assets improved to 12.8%.  Near the end of the quarter, Berkshire announced that it had completed the repurchase of approximately 100 thousand outstanding common shares and authorized a new 500 thousand share repurchase program which will be available indefinitely for future stock buybacks.

RESULTS OF OPERATIONS

Berkshire posted strong growth in first quarter revenue, earnings, and earnings per share in 2013 compared to 2012.  Core profitability improved as a result of the positive operating leverage attributable to revenue growth and disciplined expense management.    Berkshire is achieving these results while bearing the costs of maintaining its asset sensitive interest rate risk profile, absorbing charges related to its branch and team expansion, and investing in technology and other infrastructure.  Results in 2013 included the operations of The Connecticut Bank and Trust Company and Beacon Federal Bancorp, along with mortgage operations in Eastern Massachusetts - all of which were acquired after the first quarter of 2012.

The first quarter core return on equity was 8.1% in 2013, compared to 6.8% in 2012.  Including the amortization of intangible assets, Berkshire generated $0.59 in tangible equity per share, which equated to a 15.1% annualized return on starting tangible equity in the most recent quarter.  First quarter GAAP return on equity included net non-core charges and measured 6.3% and 4.2% in 2013 and 2012, respectively.  The reconciliation of net income and core income, together with related profitability measures, is shown on table F-9 of the financial tables.

Berkshire’s total first quarter net revenue increased by 39% to $57 million in 2013 compared to 2012.  Compared to the linked quarter, first quarter net interest income benefited from a 2% annualized increase in average loan balances and a 6 basis point increase in the net interest margin.  Net interest income declined slightly compared to the prior quarter due to fewer days in the first quarter of the year.

The net interest margin improved to 3.73% from 3.67% in the prior quarter and from 3.62% in the first quarter of 2012.  The improvement compared to the linked quarter included the benefit of lower amortization of mortgage premiums due to a decline in residential mortgage prepayment speeds.  Net interest income includes the net benefit from loan purchase accounting accretion which totaled $3.8 million and $3.2 million in the two most recent respective quarters, including approximately $2.3 million in each quarter from the collection of acquired impaired loans.

Compared to the prior quarter, changes in fee income included seasonal factors for deposit and insurance fees.  Loan related fees decreased primarily due to lower volumes and margins in mortgage banking operations, including seasonal factors and processing related costs.  Wealth management fees increased by 21% to a quarterly record of $2.3 million compared to the prior quarter including the benefit of higher volume and stronger margins related to improved securities market conditions.

The first quarter provision for loan losses increased to $2.4 million in 2013 from $2.0 million in 2012.  Net loan charge-offs totaled $2.3 million and $1.8 million in these periods, respectively.  There were no significant changes in the Company’s favorable charge-off metrics.  Following the loan loss provision, the loan loss allowance increased to $33.3 million from $33.2 million during the quarter.

First quarter 2013 non-interest expense totaled $39.5 million.  This included $5.1 million in non-recurring and merger related expense primarily related to the completion of the Beacon Federal acquisition and the related systems conversion.  Berkshire has substantially completed its projected cost savings and efficiencies totaling approximately $5.5 million annualized based on a 30% gross cost saving expectation for these acquired operations.  Net of the above charges, core first quarter non-interest expense totaled $34.4 million.  Most major categories of expense were flat or down from the prior quarter; the Company consolidated two New York branches during this period.  The efficiency ratio improved to 57% due to expense reductions from the prior quarter.  The core effective income tax rate was 32% in the most recent quarter.  This rate increased from 30% for the prior fiscal year due to higher expected pretax income in 2013 based on Berkshire’s growth and the lower proportionate benefit of tax preference items.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. Eastern Standard Time on Tuesday, April 30, 2013 to discuss the results for the quarter and provide guidance about expected future results.  Participants should dial-in to the call a few minutes before it begins.  Information about the conference call follows:

Dial-in:	888-317-6003
Elite Entry Number:	3920732
Webcast:	berkshirebank.com (investor relations link)

A telephone replay of the call will be available through Tuesday, May 7, 2013 by calling 877-344-7529 and entering conference number: 10027117.  The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $5.2 billion in assets and 73 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs, restructuring costs, and systems conversion costs.  Similarly, the efficiency ratio is also adjusted for these non-core items and for tax preference items.  The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.  Non-GAAP expense adjustments are primarily related to charges related to merger and acquisition activity.  These charges consist primarily of severance/benefit related expenses, contract termination costs, and professional fees.  There are additionally non-GAAP adjustments related to non-recurring securities gains, discontinued operations, the disposition of excess properties, and core systems conversion costs.  Tax adjustments are based on an analysis of tax accruals for core income and for GAAP income, with the net difference included with non-core items and reflecting the timing impacts of tax expense estimates.

# # #

CONTACTS

Investor Relations Contact

Allison O’Rourke; Vice President - Investor Relations; 413-236-3149

Media Contact

Ray Smith, Assistant Vice President — Marketing; 413-236-3756

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-1)

	March 31,	December 31,
(In thousands)	2013	2012
Assets
Cash and due from banks	$53,683	$63,382
Short-term investments	20,648	34,862
Total cash and short-term investments	74,331	98,244

Trading security	16,485	16,893
Securities available for sale, at fair value	558,875	466,169
Securities held to maturity, at amortized cost	50,472	51,024
Federal Home Loan Bank stock and other restricted securities	37,870	39,785
Total securities	663,702	573,871

Loans held for sale	72,348	85,368

Residential mortgages	1,234,616	1,324,251
Commercial mortgages	1,397,142	1,413,544
Commercial business loans	618,342	600,126
Consumer loans	638,972	650,733
Total loans	3,889,072	3,988,654
Less: Allowance for loan losses	(33,263)	(33,208)
Net loans	3,855,809	3,955,446

Premises and equipment, net	88,181	86,461
Other real estate owned	2,513	1,929
Goodwill	255,529	255,199
Other intangible assets	17,682	19,059
Cash surrender value of bank-owned life insurance	88,893	88,198
Deferred tax asset	56,581	57,729
Other assets	69,765	75,305
Total assets	$5,245,334	$5,296,809

Liabilities and stockholders’ equity
Demand deposits	$656,706	$673,921
NOW deposits	374,721	379,880
Money market deposits	1,504,092	1,439,632
Savings deposits	451,959	436,387
Total non-maturity deposits	2,987,478	2,929,820
Time deposits	1,113,113	1,170,589
Total deposits	4,100,591	4,100,409

Senior borrowings	309,598	358,471
Subordinated notes	89,632	89,617
Total borrowings	399,230	448,088

Other liabilities	71,631	81,047
Total liabilities	4,571,452	4,629,544

Total stockholders’ equity	673,882	667,265
Total liabilities and stockholders’ equity	$5,245,334	$5,296,809

(1) Certain reclassifications have been made to prior year balances to conform to the current year presentation.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-2)

LOAN ANALYSIS

			Annualized growth %
(Dollars in millions)	March 31, 2013 Balance	Dec. 31, 2012 Balance	Quarter end March 31, 2013

Total residential mortgages	$1,235	$1,324	(27)%

Commercial mortgages:
Construction	169	168	3
Single and multi-family	143	124	63
Commercial real estate	1,085	1,122	(13)
Total commercial mortgages	1,397	1,414	(5)

Total commercial business loans	618	600	12

Total commercial loans	2,015	2,014	0

Consumer loans:
Home equity	317	325	(10)
Other	322	326	(6)
Total consumer loans	639	651	(7)
Total loans	$3,889	$3,989	(10)%

DEPOSIT ANALYSIS

			Annualized growth %
(Dollars in millions)	March 31, 2013 Balance	Dec. 31, 2012 Balance	Quarter end March 31, 2013
Demand	$656	$674	(11)%
NOW	375	380	(5)
Money market	1,504	1,440	18
Savings	452	436	15
Total non-maturity deposits	2,987	2,930	8

Total time deposits	1,113	1,170	(19)
Total deposits	$4,100	$4,100	0%

(1)  Quarterly data may not sum to annualized data due to rounding.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-3)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2013	2012
Interest and dividend income
Loans	$47,081	$35,051
Securities and other	3,800	3,621
Total interest and dividend income	50,881	38,672
Interest expense
Deposits	5,363	5,502
Borrowings and subordinated debentures	3,581	2,025
Total interest expense	8,944	7,527
Net interest income	41,937	31,145
Non-interest income
Loan related fees	4,934	1,373
Deposit related fees	4,259	3,500
Insurance commissions and fees	2,997	2,746
Wealth management fees	2,264	1,900
Total fee income	14,454	9,519
Other	344	241
Non-recurring gain	—	42
Total non-interest income	14,798	9,802
Total net revenue	56,735	40,947
Provision for loan losses	2,400	2,000
Non-interest expense
Compensation and benefits	17,741	13,589
Occupancy and equipment	5,768	4,395
Technology and communications	2,991	1,958
Marketing and promotion	638	351
Professional services	1,490	1,365
FDIC premiums and assessments	828	681
Other real estate owned and foreclosures	23	179
Amortization of intangible assets	1,377	1,311
Non-recurring and merger related expenses	5,064	4,223
Other	3,563	2,142
Total non-interest expense	39,483	30,194

Income from continuing operations before income taxes	14,852	8,753
Income tax expense	4,387	2,272
Net income from continuing operations	10,465	6,481
Loss from discontinued operations before income taxes (including gain on disposals of $63)	—	(261)
Income tax expense	—	376
Net loss from discontinued operations	—	(637)
Net income	$10,465	$5,844

Basic and diluted earnings per share:
Continuing operations	$0.42	$0.31
Discontinued operations	—	(0.03)
Total basic and diluted earnings per share	$0.42	$0.28

Weighted average shares outstanding:
Basic	24,927	20,955
Diluted	25,136	21,062

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(In thousands, except per share data)	2013	2012	2012	2012	2012
Interest and dividend income
Loans	$47,081	$47,601	$39,497	$38,787	$35,051
Securities and other	3,800	3,887	3,626	3,869	3,621
Total interest and dividend income	50,881	51,488	43,123	42,656	38,672
Interest expense
Deposits	5,363	5,870	5,628	5,482	5,502
Borrowings and subordinated debentures	3,581	3,653	2,270	2,121	2,025
Total interest expense	8,944	9,523	7,898	7,603	7,527
Net interest income	41,937	41,965	35,225	35,053	31,145
Non-interest income
Loan related fees	4,934	7,012	5,646	3,524	1,373
Deposit related fees	4,259	4,355	3,775	3,963	3,500
Insurance commissions and fees	2,997	2,565	2,742	2,768	2,746
Wealth management fees	2,264	1,865	1,774	1,757	1,900
Total fee income	14,454	15,797	13,937	12,012	9,519
Other	344	421	375	269	241
Gain on sale of securities, net	—	1,435	—	7	—
Non-recurring gain	—	—	1	—	42
Total non-interest income	14,798	17,653	14,313	12,288	9,802
Total net revenue	56,735	59,618	49,538	47,341	40,947
Provision for loan losses	2,400	2,840	2,500	2,250	2,000
Non-interest expense
Compensation and benefits	17,741	18,862	15,992	15,638	13,589
Occupancy and equipment	5,768	5,985	4,599	4,490	4,395
Technology and communications	2,991	2,949	2,302	2,258	1,958
Marketing and promotion	638	483	419	778	351
Professional services	1,490	1,600	1,327	1,493	1,365
FDIC premiums and assessments	828	919	907	870	681
Other real estate owned and foreclosures	23	66	42	(6)	179
Amortization of intangible assets	1,377	1,357	1,314	1,357	1,311
Non-recurring and merger related expenses	5,064	7,497	2,214	4,085	4,223
Other	3,563	4,548	3,046	3,221	2,142
Total non-interest expense	39,483	44,266	32,162	34,184	30,194

Income from continuing operations before income taxes	14,852	12,512	14,876	10,907	8,753
Income tax expense	4,387	3,183	4,847	2,921	2,272
Net income from continuing operations	10,465	9,329	10,029	7,986	6,481
Loss from discontinued operations before income taxes (including gain on disposals of $63)	—	—	—	—	(261)
Income tax expense	—	—	—	—	376
Net loss from discontinued operations	—	—	—	—	(637)
Net income	$10,465	$9,329	$10,029	$7,986	$5,844

Basic earnings per share:
Continuing operations	$0.42	$0.39	$0.46	$0.37	$0.31
Discontinued operations	—	—	—	—	(0.03)
Total basic earnings per share	$0.42	$0.39	$0.46	$0.37	$0.28

Diluted earnings per share:
Continuing operations	$0.42	$0.38	$0.46	$0.37	$0.31
Discontinued operations	—	—	—	—	(0.03)
Total diluted earnings per share	$0.42	$0.38	$0.46	$0.37	$0.28

Weighted average shares outstanding:
Basic	24,927	24,165	21,921	21,742	20,955
Diluted	25,136	24,396	22,031	21,806	21,062

(1)         The Company acquired The Connecticut Bank and Trust Company on April 20, 2012, purchased certain assets and assumed certain limited liabilities of Greenpark Mortgage Corporation on April 30, 2012, and acquired Beacon Federal Bancorp on October 19, 2012. The income statements include operations of the acquired institutions as of those dates.

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - (F-5)

	At or for the Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2013	2012	2012	2012	2012
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$8,818	$7,466	$8,440	$8,525	$8,281
Commercial mortgages	12,396	12,617	13,552	15,336	12,151
Commercial business loans	3,519	3,681	2,024	1,047	1,029
Consumer loans	2,325	1,748	1,823	1,209	1,411
Total non-accruing loans	27,058	25,512	25,839	26,117	22,872
Other real estate owned	2,513	1,929	1,399	827	439
Total non-performing assets	$29,571	$27,441	$27,238	$26,944	$23,311

Total non-accruing loans/total loans	0.70%	0.64%	0.76%	0.78%	0.75%
Total non-performing assets/total assets	0.56%	0.52%	0.59%	0.60%	0.58%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$33,208	$33,090	$32,868	$32,657	$32,444
Charged-off loans	(2,501)	(3,073)	(2,353)	(2,102)	(1,923)
Recoveries on charged-off loans	156	351	75	63	136
Net loans charged-off	(2,345)	(2,722)	(2,278)	(2,039)	(1,787)
Provision for loan losses	2,400	2,840	2,500	2,250	2,000
Balance at end of period	$33,263	$33,208	$33,090	$32,868	$32,657

Allowance for loan losses/total loans	0.86%	0.83%	0.97%	0.98%	1.07%
Allowance for loan losses/non-accruing loans	123%	130%	128%	126%	143%

NET LOAN CHARGE-OFFS
Residential mortgages	$(260)	$(1,034)	$(243)	$(886)	$(381)
Commercial mortgages	(952)	(893)	(1,790)	(378)	(1,116)
Commercial business loans	(631)	(496)	(99)	(2)	(3)
Home equity	(199)	(22)	(90)	(707)	(247)
Other consumer	(303)	(277)	(56)	(66)	(40)
Total, net	$(2,345)	$(2,722)	$(2,278)	$(2,039)	$(1,787)

Net charge-offs (QTD annualized)/average loans	0.23%	0.28%	0.27%	0.25%	0.24%
Net charge-offs (YTD annualized)/average loans	0.23%	0.26%	0.25%	0.24%	0.24%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.61%	0.63%	0.62%	0.41%	0.55%
90+ Days delinquent and still accruing	0.47%	0.48%	0.38%	0.49%	0.40%
Total accruing delinquent loans	1.08%	1.11%	1.00%	0.90%	0.95%
Non-accruing loans	0.70%	0.64%	0.76%	0.78%	0.75%
Total delinquent and non-accruing loans	1.78%	1.75%	1.76%	1.68%	1.70%

(1)         Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - (F-6)

	At or for the Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2013	2012	2012	2012	2012

PER SHARE DATA
Core earnings, diluted	$0.54	$0.54	$0.52	$0.47	$0.45
Net earnings, diluted	0.42	0.38	0.46	0.37	0.28
Tangible book value	15.87	15.63	15.86	15.49	15.81
Total book value	26.68	26.53	26.60	26.31	26.28
Market price at period end	25.54	23.86	22.88	22.00	22.92
Dividends	0.18	0.18	0.17	0.17	0.17

PERFORMANCE RATIOS
Core return on assets	1.03%	1.02%	1.00%	0.94%	0.94%
Return on assets	0.80	0.72	0.88	0.73	0.59
Core return on equity	8.10	8.32	7.81	7.13	6.80
Return on equity	6.28	5.86	6.89	5.58	4.23
Net interest margin, fully taxable equivalent	3.73	3.67	3.50	3.70	3.62
Fee income/Net interest and fee income	25.63	27.35	28.35	25.52	23.44
Efficiency ratio	57.14	59.68	56.54	59.29	59.27

GROWTH
Total commercial loans, year-to-date (annualized)	0%	29%	22%	30%	3%
Total loans, year-to-date (annualized)	(10)	35	21	27	11
Total deposits, year-to-date (annualized)	0	30	12	16	11
Total net revenues, year-to-date, compared to prior year	39	39	34	45	43
Earnings per share, year-to-date, compared to prior year	50	62	106	110	40
Core earnings per share, year-to-date, compared to prior year	20	29	30	39	50

FINANCIAL DATA (In millions)
Total assets	$5,245	$5,297	$4,634	$4,508	$4,029
Total earning assets	4,646	4,683	4,140	4,014	3,585
Total loans	3,889	3,989	3,418	3,366	3,039
Allowance for loan losses	33	33	33	33	33
Total intangible assets	273	274	239	240	222
Total deposits	4,101	4,100	3,450	3,410	3,184
Total stockholders’ equity	674	667	591	583	557
Total core income	13.5	13.2	11.4	10.2	9.4
Total net income	10.5	9.3	10.0	8.0	5.8

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.23%	0.28%	0.27%	0.25%	0.24%
Allowance for loan losses/total loans	0.86	0.83	0.97	0.98	1.07

CAPITAL RATIOS
Stockholders’ equity to total assets	12.85%	12.60%	12.75%	12.94%	13.82%
Tangible stockholders’ equity to tangible assets	8.06	7.82	8.01	8.04	8.80

(1)	Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on page F-9. Tangible assets are total assets less total intangible assets.
(2)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(3)

Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - (F-7)

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(In thousands)	2013	2012	2012	2012	2012
Assets
Loans:
Residential mortgages	$1,290,989	$1,340,375	$1,207,635	$1,167,007	$1,057,903
Commercial mortgages	1,406,628	1,404,515	1,276,909	1,250,741	1,153,690
Commercial business loans	601,695	580,436	545,988	490,983	412,237
Consumer loans	644,674	598,802	368,795	375,090	366,035
Total loans	3,943,986	3,924,128	3,399,327	3,283,821	2,989,865
Securities	591,304	572,268	559,116	549,479	525,109
Short-term investments and loans held for sale	98,160	126,378	115,835	47,302	15,107
Total earning assets	4,633,450	4,622,774	4,074,278	3,880,602	3,530,081
Goodwill and other intangible assets	273,428	267,588	239,186	235,961	223,930
Other assets	333,485	312,665	258,246	235,712	235,909
Total assets	$5,240,363	$5,203,027	$4,571,710	$4,352,275	$3,989,920

Liabilities and stockholders’ equity
Deposits:
NOW	$368,392	$355,366	$291,158	$297,431	$272,239
Money market	1,477,497	1,404,113	1,170,840	1,136,161	1,084,948
Savings	441,547	422,447	376,064	370,182	359,859
Time	1,148,345	1,161,175	1,039,301	1,038,662	983,696
Total interest-bearing deposits	3,435,781	3,343,101	2,877,363	2,842,436	2,700,742
Borrowings and debentures	423,739	519,831	531,076	398,650	257,389
Total interest-bearing liabilities	3,859,520	3,862,932	3,408,439	3,241,086	2,958,131
Non-interest-bearing demand deposits	645,923	635,044	537,466	498,972	439,015
Other liabilities	68,509	68,475	43,047	39,665	40,039
Total liabilities	4,573,952	4,566,451	3,988,952	3,779,723	3,437,185

Total stockholders’ equity	666,411	636,576	582,758	572,552	552,735

Total liabilities and stockholders’ equity	$5,240,363	$5,203,027	$4,571,710	$4,352,275	$3,989,920

Supplementary data
Total non-maturity deposits	$2,933,359	$2,816,970	$2,375,528	$2,302,746	$2,156,061
Total deposits	4,081,704	3,978,145	3,414,829	3,341,408	3,139,757
Fully taxable equivalent income adjustment	629	667	623	638	669

(1)         Average balances for securities available-for-sale are based on amortized cost.  Total loans include non-accruing loans.

(2)         Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS  (Fully Taxable Equivalent - Annualized) - (F-8)

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2013	2012	2012	2012	2012

Earning assets
Loans:
Residential mortgages	4.04%	4.00%	4.28%	4.58%	4.63%
Commercial loans	5.24	5.29	4.85	5.00	4.89
Consumer loans	4.94	4.56	3.97	3.93	3.98
Total loans	4.75	4.73	4.62	4.75	4.72
Securities	3.04	3.17	3.02	3.30	3.29
Short-term investments and loans held for sale	1.83	2.86	2.15	0.63	0.07
Total earning assets	4.51	4.49	4.27	4.49	4.48

Funding liabilities
Deposits:
NOW	0.29	0.35	0.28	0.30	0.26
Money market	0.39	0.43	0.47	0.49	0.55
Savings	0.18	0.20	0.18	0.18	0.20
Time	1.23	1.31	1.48	1.44	1.51
Total interest-bearing deposits	0.63	0.70	0.78	0.78	0.82
Borrowings and debentures	3.43	2.80	1.70	2.14	3.16
Total interest-bearing liabilities	0.94	0.98	0.92	0.95	1.02

Net interest spread	3.57	3.51	3.35	3.54	3.46
Net interest margin	3.73	3.67	3.50	3.70	3.62

Cost of funds	0.81	0.84	0.80	0.82	0.89
Cost of deposits	0.53	0.59	0.66	0.66	0.71

(1)         Cost of funds includes all deposits and borrowings.

(2)         Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-9)

		At or for the Quarters Ended
		Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)		2013	2012	2012	2012	2012
Net income		$10,465	$9,329	$10,029	$7,986	$5,844
Adj: Gain on sale of securities, net		—	(1,435)	—	(7)	—
Adj: Other non-recurring gain		—	—	(1)	—	(42)
Plus: Non-recurring and merger related expense		5,064	7,497	2,214	4,085	4,223
Adj: Income taxes		(2,042)	(2,147)	(859)	(1,853)	(1,255)
Adj: Net loss from discontinued operations		—	—	—	—	637
Total core income	(A)	$13,487	$13,244	$11,383	$10,211	$9,407

Total non-interest income		$14,798	$17,653	$14,313	$12,288	$9,878
Adj: Gain on sale of securities, net		—	(1,435)	—	(7)	—
Adj: Other non-recurring gain		—	—	(1)	—	(42)
Total core non-interest income		14,798	16,218	14,312	12,281	9,836
Net interest income		41,937	41,965	35,225	35,053	31,138
Total core revenue		$56,735	$58,183	$49,537	$47,334	$40,974

Total non-interest expense		$39,483	$44,266	$32,162	$34,184	$30,524
Less: Non-recurring and merger related expense		(5,064)	(7,497)	(2,214)	(4,085)	(4,223)
Core non-interest expense		34,419	36,769	29,948	30,099	26,301
Less: Amortization of intangible assets		(1,377)	(1,357)	(1,314)	(1,357)	(1,318)
Total core tangible non-interest expense		$33,042	$35,412	$28,634	$28,742	$24,983

(Dollars in millions, except per share data)
Total average assets	(B)	$5,240	$5,203	$4,572	$4,352	$3,990
Total average stockholders’ equity	(C)	666	637	583	573	553

Total stockholders’ equity, period-end		674	667	591	583	557
Less: Intangible assets, period-end		(273)	(274)	(239)	(240)	(222)
Total tangible stockholders’ equity, period-end	(D)	$401	$393	$352	$343	$335

Total shares outstanding, period-end (thousands)	(E)	25,254	25,148	22,213	22,169	21,191
Average diluted shares outstanding (thousands)	(F)	25,136	24,396	22,031	21,806	21,062

Core earnings per share, diluted	(A/F)	$0.54	$0.54	$0.52	$0.47	$0.45
Tangible book value per share, period-end	(D/E)	$15.87	$15.63	$15.86	$15.49	$15.81

Core return (annualized) on assets	(A/B)	1.03%	1.02%	1.00%	0.94%	0.94%
Core return (annualized) on equity	(A/C)	8.10	8.32	7.81	7.13	6.80
Efficiency ratio (1)		57.14	59.68	56.54	59.29	59.27

Supplementary data
Tax credit benefit of tax shelter investments		$458	$483	$483	$505	$505

(1)         Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)         Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)         Quarterly data may not sum to year-to-date data due to rounding.